Exhibit 10.24
AMENDMENT TO
EMPLOYMENT AGREEMENT
          THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made this 19th day of June, 2009, by and between TLC Vision Corporation, a New Brunswick corporation (“Corporation”), and James Feinstein, an Illinois resident (“Employee”).
          WHEREAS the parties entered into an Employment Agreement dated December 5, 2007 (the “Agreement; and
          WHEREAS the Agreement remains in full force and effect and the parties desire to amend certain terms of the Agreement, as more fully set forth below:
          NOW THEREFORE in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and parties agree as follows:
1.	Effective Date. The “Effective Date” of this Amendment is June 8, 2009.

2.	Definitions. Capitalized terms used, but not otherwise defined in this Amendment, shall have the same meaning prescribed by the Agreement.

3.	Employment of Employee. The first sentence of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“The Corporation shall employ the Employee, and the Employee shall serve the Corporation in the position of Senior Vice President, Sales.”

4.	Salary. The first sentence of Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“The Corporation shall pay Employee a salary, less applicable deductions and withholdings, in respect of each Year of Employment of this Agreement calculated at the rate of Two Hundred Twenty Thousand and 00/100 Dollars ($220,000.00) per annum (“Salary”), payable in equal bi-weekly installments according to the Corporation’s regular payroll practices.”

5.	Bonus. The first sentence of Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“The Employee is eligible to receive a bonus equal to the maximum amount of 60% of Employee’s Salary, less applicable deductions and withholdings.”

6.	Notice. Employee’s address for purposes of Section 17 of the Agreement is hereby amended as follows:
James Feinstein
1725 Cavell Ave.
Highland Park, IL 60035
7.	Integration. Except as provided in this Amendment, the terms of the Agreement shall continue in full force and effect. In the event of a conflict between the terms of the Amendment and the Agreement, the terms of this Amendment shall prevail. The Amendment and the Agreement constitute the entire understanding of the parties, and supersedes any and all prior or contemporaneous promises, negotiations, representations, understandings or agreements, whether oral or written, concerning the subject matter hereof. The Agreement shall not be further modified or amended except by a written document executed by each party.

8.	Execution. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Amendment. Execution and delivery of this Amendment by delivery of a facsimile or electronically recorded copy (including a .pdf file) bearing a copy of the signature of a party shall constitute a valid and binding execution and delivery of this Amendment by such party. Such copies shall constitute enforceable original documents.
IN WITNESS WHEREOF, the parties have executed this Amendment as the date first above written.

	TLC VISION CORPORATION	EMPLOYEE

By:	/s/ Charles Judy	/s/ James Feinstein

James Feinstein
Title: SVP, Shared Services & Corporate Secretary